For Immediate Release                        CONTACT:
Thomas M. Dugan
Vice President of Finance and Treasurer
Shiloh Industries, Inc.
+1 (330) 558-2600

SHILOH INDUSTRIES REPORTS THIRD-QUARTER 2016 RESULTS

VALLEY CITY, Ohio, September 7, 2016 -- Shiloh Industries, Inc. (NASDAQ: SHLO), a leading global supplier of lightweighting, noise and vibration solutions, today reported financial results for its fiscal third-quarter 2016.

Third Quarter 2016 Highlights:

•	Revenue for the third quarter was $248.8 million, down from $266.1 million in the third quarter of 2015, due mainly to changes in customer production schedules and fewer shipping days in the quarter.

•	Gross margin for the third quarter increased 210 basis points to 9.7 percent compared to the third quarter of fiscal 2015 of 7.6 percent and sequentially expanded by 100 basis points.

•
Income before tax was $1.0 million with a net loss of $0.3 million, or $0.02 per share, after higher tax expense compared with net income of $2.0 million, or $0.11 per share, in the third quarter of 2015.

•	Adjusted EBITDA was $17.2 million, resulting in an expanded adjusted EBITDA margin of 130 basis points compared to the third quarter of fiscal 2015.

"Our focus on providing leading lightweighting solutions and responsive service helped drive third quarter new business awards, which are expected to produce around $225 million of lifetime sales,” according to Ramzi Hermiz, president and chief executive officer. "We continue to make improvements in our operations as well. We generated $48 million in cash from operating activities year-to-date, helping to reduce long-term debt by $40 million since year end and we improved our margins. We remain positive given the underlying market need for lightweighting solutions and a cleaner environment, both of which are in full alignment with our strategy,” said Hermiz.

Shiloh to Host Conference Call Today at 8:00 A.M. ET
Shiloh Industries will host a conference call on Wednesday, September 7 at 8:00 A.M. Eastern Time to discuss the Company's 2016 third-quarter financial results. The conference call can be accessed by dialing +1-877-407-0784, or for international callers, +1-201-689-8560. Please dial-in approximately five minutes in advance and request the Shiloh Industries third-quarter conference call. A replay will be available after the call and can be accessed by dialing +1-877-870-5176, or for international callers, +1-858-384-5517. The passcode for the replay is 13643529. The replay will be available until September 21, 2016. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.shiloh.com.

For inquiries, please contact Thomas Dugan, Vice President Finance and Treasurer at:
investor@shiloh.com.

Non-GAAP Financial Measures
This press release includes the following non-GAAP financial measures: “EBITDA,” “adjusted EBITDA," " adjusted EBITDA margin" and "adjusted earnings per share." We define EBITDA as net income / (loss) before interest, taxes, stock compensation, depreciation and amortization. We define adjusted EBITDA as net income / (loss) before interest, taxes, stock compensation, depreciation, amortization, and other adjustments as described in the reconciliations accompanying this press release. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues as shown in the reconciliations accompanying this press release. Adjusted earnings per share exclude certain income and expense items as shown in the reconciliation accompanying this press release. We use EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share as supplements to information provided in accordance with generally accepted accounting principles ("GAAP") in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP are set forth below. The non-GAAP measures presented in this release are not measures of performance under GAAP. These measures should not be considered as alternatives for the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies; and certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding special items and other expenses in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Adjusted earnings per share (EPS)	Three Months Ended July 31,
	2016	2015
Net income (loss) per common share (GAAP)
Diluted	$(0.02)	$0.11
Amortization of intangibles	0.02	0.02
Plant optimization activities	0.04	—
Accrual adjustments	0.01	(0.07)
Foreign receivable mark-to-market	0.01	—
Diluted adjusted earnings per share (non-GAAP)	$0.06	$0.06

Adjusted EBITDA Reconciliation	Three Months Ended July 31,
	2016	2015
Net income (loss)	$(349)	$1,981
Depreciation and amortization	9,432	9,098
Stock compensation expense	333	309
Interest expense	4,645	2,885
Provision for income taxes	1,363	2,480

EBITDA	15,424	16,753
Plant optimization activities	1,000	—
Accrual adjustments	398	(1,900)
Foreign receivable mark-to-market	350	—
Adjusted EBITDA	$17,172	$14,853
Adjusted EBITDA margin	6.9%	5.6%

About Shiloh Industries, Inc.

Shiloh Industries, Inc. is a leading global supplier providing lightweighting and noise, vibration and harshness solutions to the automotive, commercial vehicle and other industrial markets, capable of delivering solutions in aluminum, magnesium, steel and high-strength steel alloys to original equipment manufacturers and suppliers. The company offers the broadest portfolio of lightweighting solutions in the industry through their BlankLight®, CastLight™ and StampLight™ brands. Shiloh designs and manufactures components in body, chassis and powertrain systems with expertise in precision blanks, ShilohCore™ acoustic laminates, aluminum and steel laser welded blanks, complex stampings, modular assemblies, aluminum and magnesium die casting, as well as precision machined components. Shiloh has over 3,500 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

FORWARD-LOOKING STATEMENTS
Certain statements made by Shiloh in this Press Release regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995.
The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements.
Listed below are some of the factors that could potentially cause actual results to differ materially from expected future results. Other factors besides those listed here could also materially affect the Company’s business.

•	The Company's ability to accomplish its strategic objectives.

•	The Company's ability to obtain future sales.

•	Changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities.

•	Costs related to legal and administrative matters.

•	The Company's ability to realize cost savings expected to offset price concessions.

•
The Company's ability to successfully integrate acquired businesses, including businesses located outside of the United States. Risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of its products.

•	Inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks.

•	Work stoppages and strikes at the Company's facilities and that of the Company's customers or suppliers.

•	The Company's dependence on the automotive and heavy truck industries, which are highly cyclical.

•	The dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production.

•	Regulations and policies regarding international trade.

•
Financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies. Increases in the price of, or limitations on the availability of aluminum, magnesium or steel, the Company's primary raw materials, or decreases in the price of scrap steel.

•	The successful launch and consumer acceptance of new vehicles for which the Company supplies parts.

•
The impact on historical financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of the Company’s operating results.

•
The occurrence of any event or condition that may be deemed a material adverse effect under the Company’s outstanding indebtedness or a decrease in customer demand which could cause a covenant default under the Company’s outstanding indebtedness.

•	Pension plan funding requirements.
See "Part I, Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2015 for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this Press Release.
The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Press Release. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the SEC.

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
(Unaudited)

	July 31, 2016	October 31, 2015

ASSETS:
Cash and cash equivalents	$4,576	$13,100
Investment in marketable securities	124	356
Accounts receivable, net of allowance for doubtful accounts of $615 and $821 at July 31, 2016 and October 31, 2015, respectively	156,194	194,373
Related-party accounts receivable	841	1,092
Prepaid income taxes	6,292	3,799
Inventories, net	64,616	58,179
Deferred income taxes	1,663	2,837
Prepaid expenses and other assets	35,287	48,267
Total current assets	269,593	322,003
Property, plant and equipment, net	267,184	280,260
Goodwill	28,509	28,843
Intangible assets, net	17,848	19,543
Deferred income taxes	4,424	4,431
Other assets	19,302	11,509
Total assets	$606,860	$666,589
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current debt	$1,407	$2,080
Accounts payable	137,730	160,405
Other accrued expenses	34,239	34,459
Accrued income taxes	810	—
Total current liabilities	174,186	196,944
Long-term debt	259,224	298,873
Long-term benefit liabilities	15,438	17,376
Deferred income taxes	12,463	6,180
Interest rate swap agreement	6,087	4,989
Other liabilities	794	1,312
Total liabilities	468,192	525,674
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding at July 31, 2016 and October 31, 2015, respectively	—	—
Common stock, par value $.01 per share; 50,000,000 and 25,000,000 shares authorized at July 31, 2016 and October 31, 2015, respectively; 17,614,056 and 17,309,623 shares issued and outstanding at July 31, 2016 and October 31, 2015, respectively	176	173
Paid-in capital	70,100	69,334
Retained earnings	119,106	121,457
Accumulated other comprehensive loss, net	(50,714)	(50,049)
Total stockholders’ equity	138,668	140,915
Total liabilities and stockholders’ equity	$606,860	$666,589

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2016	2015	2016	2015
Net revenues	$248,832	$266,071	$784,151	$784,236
Cost of sales	224,575	245,822	719,135	717,355
Gross profit	24,257	20,249	65,016	66,881
Selling, general & administrative expenses	17,546	12,246	52,122	42,730
Amortization of intangible assets	566	486	1,695	1,795
Operating income	6,145	7,517	11,199	22,356
Interest expense	4,645	2,885	13,517	6,714
Interest income	—	(7)	(6)	(21)
Other (income) expense	486	178	518	(886)
Income (loss) before income taxes	1,014	4,461	(2,830)	16,549
Provision (benefit) for income taxes	1,363	2,480	(479)	5,772
Net income (loss)	$(349)	$1,981	$(2,351)	$10,777
Earnings (loss) per share:
Basic earnings (loss) per share	$(0.02)	$0.11	$(0.13)	$0.63
Basic weighted average number of common shares	17,614	17,227	17,614	17,220
Diluted earnings (loss) per share	$(0.02)	$0.11	$(0.13)	$0.62
Diluted weighted average number of common shares	17,614	17,246	17,614	17,247

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)
(Unaudited)

	Nine Months Ended July 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,351)	$10,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,307	26,083
Asset impairment, net	273	—
Amortization of deferred financing costs	1,873	519
Deferred income taxes	7,672	3,134
Stock-based compensation expense	784	851
(Gain) loss on sale of assets	(76)	97
Changes in operating assets and liabilities:
Accounts receivable	39,662	3,391
Inventories	(5,921)	(7,360)
Prepaids and other assets	6,260	(8,456)
Payables and other liabilities	(26,593)	(12,057)
Accrued income taxes	(1,655)	558
Net cash provided by operating activities	48,235	17,537
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,238)	(24,038)
Acquisitions, net of cash acquired	—	195
Proceeds from sale of assets	1,350	11,417
Net cash used for investing activities	(16,888)	(12,426)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital leases	(541)	(581)
Proceeds from long-term borrowings	102,900	94,900
Repayments of long-term borrowings	(141,874)	(102,665)
Payment of deferred financing costs	(308)	(1,342)
Proceeds from exercise of stock options	—	159
Net cash used for financing activities	(39,823)	(9,529)
Effect of foreign currency exchange rate fluctuations on cash	(48)	(961)
Net decrease in cash and cash equivalents	(8,524)	(5,379)
Cash and cash equivalents at beginning of period	13,100	12,014
Cash and cash equivalents at end of period	$4,576	$6,635

Supplemental Cash Flow Information:
Cash paid for interest	$11,543	$6,547
Cash paid for (refund of) income taxes	$(5,702)	$245

Non-cash Activities:
Capital equipment included in accounts payable	$2,896	$3,958